Exhibit 11.1

                             SALISBURY BANCORP, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                     (in thousands except per share amounts)

                                                 Three month                  Nine month
                                                 period ended                 period ended
                                                 September 30,               September 30,
                                               2009          2008         2009         2008
----------------------------------------------------------------------------------------------
Net income (loss) available to
   Common stockholders
Basic and diluted                           $      549   $   (1,912)   $    1,368   $      152
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Weighted Average Common and Common
Equivalent Stock
Weighted average common stock
   outstanding - basic                           1,687        1,686         1,687        1,686
Weighted average common and common
   equivalent stock outstanding - diluted        1,687        1,686         1,687        1,686
==============================================================================================

Earnings Per Common and Common
Equivalent Share
Basic                                       $     0.33   $    (1.13)   $     0.81   $     0.09
==============================================================================================
Diluted                                     $     0.33   $    (1.13)   $     0.81   $     0.09
==============================================================================================

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